Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Perma-Fix Environmental Services, Inc.

Atlanta, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-158472, 333-115061, 33-85118, 333-14513, 333-43149, 333-70676, and 333-87437) and Form S-8 (No. 333-153086, 333-124668, 333-110995, 333-17899, 333-25835, and 333-76024) of Perma-Fix Environmental Services, Inc. and subsidiaries of our report dated April 15, 2014, except for Notes 3, 12 and 17, as to which the date is March 31, 2015, relating to the consolidated financial statements, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Atlanta, Georgia

March 31, 2015